EXHIBIT ( C ) (17) A COPY OF LETTER OF RESIGNATION OF RALPH DOLLANDER
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December 16, 1999


The Board of Directors of NDC Automation, Inc.



Subject: Resignation from the Board of Directors
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This is to advise you that I hereby resign from the Board of Directors, effective today.

I wish the employees and the shareholders of NDC Automation continued success in the future.

Sincerely,

/s/ Ralph Dollander
Ralph Dollander
President and CEO

Cc: Mr. E. Thomas Watson, Secretary
      Claude Imbleau, COO